UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 4, 2011

Essex Rental Corp.
(Exact name of registrant as specified in charter)

Delaware	000-34601	20-5415048
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1110 Lake Cook Road, Suite 220, Buffalo Grove, Illinois	60089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    847-215-6502

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 4.02  Non-Reliance on Previously Issued Financial Statements or Related Audit Report or Completed Interim Review

On May 4, 2011, the Audit Committee of the Board of Directors of Essex Rental Corp. (the “Company”), based on the recommendation of management and following discussions with the Company’s independent registered public accounting firm, concluded that the financial statements for the year ended December 31, 2010 (the “2010 Financial Statements”) included in the Company’s Annual Report on Form 10-K for the year then ended (the “2010 Annual Report”) should no longer be relied upon.  The 2010 Financial Statements will be restated to reflect a correction of an error contained therein that relates to the Company’s estimate of net deferred tax liabilities and valuation allowances.

The Company’s 2010 Financial Statements reflected net deferred tax liabilities of $56.9 million and benefit from income taxes of $5.4 million, based on estimates of the Company’s effective state income tax rate and related valuation reserves.  However, the Company’s estimate of future state income tax rates did not properly include the impact of the acquisition of substantially all of the assets of Coast Crane Company on November 24, 2010 on future state apportionment calculations for the Company on a consolidated basis.  As a result, the Company understated net state deferred tax liabilities by approximately $2.8 million at December 31, 2010 and overstated income tax benefit by approximately the same amount in 2010.  The Company’s 2010 Financial Statements also understated the Company’s net deferred tax liabilities at December 31, 2010 as a result of the overstatement in its reserve against state net operating losses (“NOLs”) by approximately $1.0 million.  As a result the Company overstated net state deferred tax liabilities by approximately $1.0 million at December 31, 2010 and understated income tax benefit by the same amount in 2010.  The favorable benefit of sources of future income was understated and the associated benefit underestimated in the evaluation of whether the state NOLs would be utilized prior to expiration.  The Company anticipates filing an amendment to its 2010 Annual Report no later than May 9, 2011, which will include restated financial statements and related disclosures for the year ended December 31, 2010 to correct the income tax provision errors described above.

The anticipated impacts of the restatement for the year ended December 31, 2010 are a net $1.8 million increase in the Company’s deferred state tax liabilities at December 31, 2010 and an increase in tax expense and accordingly, net loss by the same amount for 2010.  Also, both basic and diluted loss per share is anticipated to increase from $(0.59), as originally disclosed in the 2010 Annual Report, to $(0.71) per share, as restated.  The restatement has no impact on the Company’s cash flows from operations for the year ended December 31, 2010 as previously reported in the statement of cash flows in the Company’s 2010 Annual Report.  Although the adjustment to the net deferred tax liabilities is recorded during the year ended December 31, 2010, the increase in income taxes as a result of the higher state tax rates may impact the Company’s actual cash taxes over future periods (approximately 5 to 20 years) as rental fleet assets are either sold or maintained and depreciated.

Management has considered the effect of the facts leading to the restatement on the Company’s prior conclusions as to the adequacy and effectiveness of its internal control over financial reporting and disclosure controls and procedures as they specifically relate to the accounting for income taxes as of December 31, 2010.  Management has concluded that a material weakness in internal controls over financial reporting existed as of December 31, 2010, has implemented certain changes in its internal controls and believes that this weakness has been remediated.  The Company will amend any disclosures pertaining to its evaluation of such controls and procedures as appropriate in connection with filing no later than May 9, 2011 the amendment to the 2010 Annual Report.

Item 8.01  Other Events

On May 5, 2011 the Company issued a press release relating to the restatement of the 2010 Financial Statements.  A copy of such press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Exhibit No.	Description
99.1	Press Release, dated May 5, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESSEX RENTAL CORP.

Date: May 5, 2011	By:	/s/ Martin A. Kroll
	Name:	Martin A. Kroll
	Title:	Chief Financial Officer